Press Release dated September 30, 2005
Exhibit 99.1
FOR IMMEDIATE RELEASE
Diamond Triumph Auto Glass, Inc. Announces (1) a Second Extension of the Previously
Announced Tender Offer and Consent Solicitation for its 9 1/4% Senior Notes due 2008 and
Solicitation of Consents for an Amendment to the Indenture and (2) a Reduction in the Minimum
Tender Condition
KINGSTON, PENNSYLVANIA (September 30, 2005) – Diamond Triumph Auto Glass, Inc. (“Diamond Triumph”), a leading provider of automotive glass replacement and repair services in the United States, announced today that it is further extending the expiration date of its modified “Dutch Auction” tender offer (the “Offer”) for up to $19,000,000 aggregate principal amount (the “Offer Amount”) of the $72,058,000 aggregate principal amount of its outstanding 9 1/4% Senior Notes due 2008 (CUSIP No. 252768 AC 0) (the “Notes”) and a consent solicitation (the “Consent Solicitation”) to adopt an amendment to the Indenture, dated as of March 31, 1998, between Diamond Triumph and U.S. Bank National Association, as trustee, relating to the Notes.
The Offer and Consent Solicitation, previously scheduled to expire at 9:00 a.m., New York City time, on September 29, 2005, will now expire at 9:00 a.m., New York City time, on October 7, 2005, unless extended or earlier terminated (the “Expiration Date”).
Diamond Triumph is offering to purchase Notes at a price not less than $730 nor greater than $890 per $1,000 principal amount of Notes, plus accrued and unpaid interest thereon to, but not including, the date of purchase. The actual purchase price will be determined by the “Modified Dutch Auction” procedure described in Diamond Triumph’s Offer to Purchase and Consent Solicitation Statement dated as of August 17, 2005 (the “Statement”).
The Offer and Consent Solicitation is now conditioned upon, among other things, not less than $8,000,000 aggregate principal amount of Notes being validly tendered and not validly withdrawn in the Offer prior to the Expiration Date, which is a reduction from the previous condition that not less than $14,000,000 aggregate principal amount of Notes be validly tendered and not validly withdrawn in the Offer prior to the Expiration Date.
As a result of the foregoing amendments to the Offer and Consent Solicitation set forth in this press release, the maximum amount of funds required by Diamond Triumph to purchase the Notes pursuant to the Offer is estimated to be approximately $16.9 million, including accrued and unpaid interest on the Notes up to but excluding, and an assumed payment date, of October 7, 2005 (assuming that the full Offer Amount of the Notes is validly tendered and not validly withdrawn at the maximum purchase price on or prior to the Expiration Date).
Diamond Triumph intends to use approximately $12.5 million of funds obtained from the sale of shares of its common stock to Mr. Kenneth Levine, its chairman, as part of the recapitalization transactions previously disclosed in the Statement and, to the extent required, borrowings under its revolving credit facility to pay the amounts necessary to fund the purchase of Notes in the Offer and any accrued interest on the Notes purchased in the Offer.
As of 9:00 a.m., New York City time, on September 29, 2005, $5,500,000 aggregate principal amount of the Notes had been validly tendered, and holders of $20,600,000 in aggregate principal amount of the Notes had validly delivered and not validly withdrawn consents pursuant to the Consent Solicitation. These amounts represent approximately 7.6% and 28.6%, respectively, of the outstanding Notes.
On September 15, 2005, Diamond Triumph previously announced (i) an extension of the expiration date from 9:00 a.m., New York City time, on September 14, 2005 to 9:00 a.m., New York City time, on September 29, 2005, (ii) an increase in the purchase price offered from a purchase price not less than $730 nor greater than $830 per $1,000 principal amount of Notes to a purchase price not less than $730 nor greater than $890 per $1,000 principal amount of Notes, in each case, plus accrued and unpaid interest thereon to, but not including, the date of purchase, and (iii) a decrease in the offer amount from up to $22,000,000 aggregate principal amount of Notes to up to $19,000,000 aggregate principal amount of Notes.
All other terms and conditions of the Offer and Consent Solicitation will remain in full force and effect. The other terms and conditions of the Offer and Consent Solicitation are set forth in the Statement previously distributed to all holders of record of the Notes.
MacKenzie Partners, Inc. is acting as the information agent and U.S. Bank National Association is acting as the depositary in connection with the Offer and the Consent Solicitation. Copies of the Statement and other related documents may be obtained by contacting the information agent, MacKenzie Partners, Inc., at 105 Madison Avenue, New York, New York 10016, (800) 322-2885 or (212) 929-5500 (call collect – banks and brokers). Additional information or questions concerning the terms of the Offer and the Consent Solicitation may be obtained from or directed to Douglas Boyle, Chief Financial Officer of Diamond Triumph at (570) 287-9915 Ext. 3182.
This press release does not constitute an offer to purchase or the solicitation of an offer to sell or a solicitation of consents with respect to any of the Notes. The Offer and Consent Solicitation may only be made in accordance with the terms of and subject to the conditions specified in the Statement and other related documents.
Diamond Triumph is a leading provider of automotive glass replacement and repair services in the United States. At June 30, 2005, it operated a network of 240 automotive glass service centers, approximately 1,000 mobile installation vehicles and five distribution centers in 44 states. Diamond Triumph serves all of its customers’ automotive glass replacement and repair needs, offering windshields, tempered glass and other related products.
This press release contains “forward-looking statements” within the meaning of the federal securities laws. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results to differ from those expressed in or implied by the statements contained herein. Additional information concerning potential factors that could affect Diamond Triumph’s future results is included under the caption “Factors Affecting Future

Performance” in Item 1 of Diamond Triumph’s annual report on Form 10-K for the fiscal year ended December 31, 2004.
SOURCE: Diamond Triumph Auto Glass, Inc.
CONTACT: Douglas Boyle, Chief Financial Officer, Diamond Triumph Auto Glass, Inc., (570) 287-9915 Ext. 3182